Exhibit 10.7

CLIFFORD CHANCE LLP

DATED

(1) Landlord:	ED & F MAN LIMITED

(2) Tenant:	MAN FINANCIAL LIMITED

SUB- UNDERLEASE

of

Sugar Quay

Lower Thames Street

London EC3

THIS SUB-UNDERLEASE is made the                                 2007

(1)	ED & F MAN LIMITED (Company registration number 1150601) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Landlord”)

(2)	MAN FINANCIAL LIMITED (Company registration number 01600658) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Tenant”)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS

In this Sub-Underlease the following expressions shall have the following meanings:-

“10 Lower Thames Street” means the building at 10 Lower Thames Street, London EC3R 6DU;

“1954 Act” means the Landlord and Tenant Act 1954;

“1954 Act Notice” means a notice in a form complying with the requirements of section 38A(3)(a) of the 1954 Act;

“1954 Act Statutory Declaration” means a statutory declaration in a form complying with the requirements of section 38A(3)(a) of the 1954 Act;

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995;

“Additional Rent” means all sums payable to the Landlord pursuant to clause 4, and all sums (other than Principal Rent, Insurance Rent, Service Charge and VAT Rent) which are recoverable as rent in arrear or stated in this Sub-Underlease to be due to the Landlord.

“Advance Payment” means the Tenant’s Proportion of the Estimated Expenditure;

“Base Rate” means the base rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or, in the event of base rate being abolished, such other comparable rate of interest as the Landlord shall reasonably specify.

“Building” means the Building known as Sugar Quay Lower Thames Street in the City of London together with its curtilage shown edged red on the plan annexed hereto and lettered “A”;

“Centennium House” means the building known as Centennium House, 100 Lower Thames Street, London EC5

“Common Parts” means passenger lifts, entrances, reception areas, staircases, passages, landings, toilet accommodation and all other parts of the Building which are or may from time to time be provided or designated by the Landlord or Superior Landlord to be enjoyed or used by the Tenant in common with others;

“Estimated Expenditure” means such sum as the Landlord may from time to time specify as being a fair and reasonable estimate of the Service Charge for the current Financial Year based on a budget prepared by the Landlord and submitted to the Tenant and includes any revised budget of the Landlord’s estimate of the Service Charge for that Financial Year;

“Expenses” means:-

(a)	the aggregate of all costs, expenses and outgoings whatsoever (including any part of such costs, expenses and outgoings which represents VAT) incurred by the Landlord in providing the Services and the Superior Landlord’s Services (to the extent that such services are being provided by the Landlord) which for the avoidance of doubt shall be calculated on the basis of a full cost recovery without any profit element or mark up;

(b)	the total of all costs, fees and expenses incurred by the Superior Landlord in providing the Superior Landlord’s Services and payable by the Landlord to the Superior Landlord as “Service Charge” (as such term is defined under the Superior Lease) under the Superior Lease; and

(c)	such sums or provisions as the Landlord may, in its discretion, consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals or for anticipated expenditure in respect of any of the Services;

“Financial Year” means such annual period as the Landlord may in its discretion from time to time determine;

“Group Company” means any company which is for the time being (a) a subsidiary of the Man Group plc or (b) the holding company or parent company of the Man Group plc or (c) another subsidiary of the holding company or parent company of the Man Group plc (whether or not that subsidiary may itself be a parent or holding company of a sub-group of companies within the whole group), in each case within the meaning of Sections 258, 259 and 736 of the Companies Act 1985, as amended by the Companies Act 1989;

“Insurance Rent” means the Tenant’s Proportion of (a) the reasonable and proper cost to the Landlord in respect of insurance policies maintained by it in respect of the Building and (b) any sums payable to any Superior Landlord in respect of insurance policies maintained by it in respect of the Building (including loss of rent);

“Insured Risks” means (to the extent that any of the same are insurable in the London insurance market at reasonable cost and on reasonable terms) such of the following risks as may from time to time be included in any policy of insurance effected under the terms of this Sub-Underlease namely in respect of loss or damage by fire, lightning, explosion, aircraft and other aerial devices or articles dropped therefrom, earthquake, riot and civil commotion and malicious damage, storm or tempest, bursting or overflowing of water tanks, apparatus or pipes, flood, impact by road vehicles, architects’, surveyors’ and other professional fees, breakage of plate glass and such other risks or insurance as may from time to time be reasonably required by the Landlord;

“King’s Hill” means the building known as Flex 4 at 30 Kings Hill Avenue, Kings Hill, West Malling, Kent;

“Landlord” means the person for the time being entitled to the reversion immediately expectant upon the determination of the Term;

“Landlord Representative” means the Head of Administration, Man Group Plc;

“Man Group Leases” means the following sub-underleases:

(a)	The Underlease;

(b)	a sub-underlease dated 20 March 1981 of part of the fourth floor of Sugar Quay between Tate & Lyle Limited and ED&F Man (Sugar) Limited (registered under title number NGL395958);

(c)	a sub-underlease dated 30 July 1981 of the fifth floor of Sugar Quay between Tate & Lyle Limited and ED&F Man (Sugar) Limited (registered under title number NGL403097);

(d)	a sub-underlease dated 11 December 1996 of part of the ground floor of Sugar Quay between Tate & Lyle Plc, ED&F Man (Sugar) Limited and ED&F Man Limited (unregistered);

(e)	a sub-underlease dated 11 December 1996 of part of the third floor of Sugar Quay between Tate & Lyle Plc, ED&F Man (Sugar) Limited and ED&F Man Limited (unregistered); and

(f)	a sub-underlease dated 11 December 1996 of the sixth floor of Sugar Quay between Tate & Lyle Plc, ED&F Man (Sugar) Limited and ED&F Man Limited (unregistered)

and includes such other leases or licences or other occupational arrangements (whether or not in writing) of the Building as the Tenant or any Group Company now holds or acquires in respect of the Building;

“Man Group Property” means the premises in the Building occupied by the Landlord, Man Group Plc or a Group Company pursuant to the Man Group Leases or otherwise in respect of which the Landlord provides the Services including, for the avoidance of doubt, the Property;

“Net Internal Office Area” means the total of the office area within the area to be measured (expressed in square feet) which shall be measured in accordance with the current RICS Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors;

“Occupational Landlord” means Tate & Lyle Limited or such other person for the time being entitled to the reversion immediately expectant on the term granted by the Underlease and every other person having an interest in reversion to that term;

“Permitted Use” means offices or ancillary purposes;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act, 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and any other town and country planning or related legislation;

“Prescribed Rate” means four per cent (4%) per annum above the Base Rate.

“Principal Rent” means the principal rent from time to time payable by the Landlord to the Occupational Landlord in respect of the Property which, for the avoidance of doubt, amounts to the sum of £1,002,867 which equates to a rate per square foot of Net Internal Office Area of £33.96 multiplied by the Net Internal Office Area of 29530 square feet;

“Property” means the Property described in the Schedule 1 and each and every part of it together with the appurtenances belonging to it together with any additions, alterations and improvements to them which may be carried out during the Term and shall also include all Landlord’s fixtures and fittings including plant and machinery as shall from time to time be in or about the same;

“Rent Commencement Date” means the Term Commencement Date;

“Rents” means the sums payable by the Tenant under clause 4.1;

“Services” means the services set out in column 1 of the Schedule 5;

“Service Charge” means the Tenant’s Proportion of the Expenses;

“Service Charge Commencement Date” means the Term Commencement Date

“Superior Landlord” means Tate & Lyle Limited or such other person for the time being entitled to any estate in the Property which is reversionary (whether immediate or mediate) upon the Landlord’s estate;

“Superior Landlord’s Services” means the services to be provided by the Superior Landlord as set out in clause 4 (4) of the Superior Lease;

“Superior Lease” means the Underlease and any other lease of the Property which is reversionary (whether immediate or mediate) upon this Sub-Underlease;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, HM Revenue and Customs).

“Tenant” means the party named as ‘Tenant’ in this Sub-Underlease and includes the Tenant’s successors in title and assigns and, in the case of an individual, his personal representatives;

“Tenant’s Proportion” means:

(a)	(in respect of the Insurance Rent) the percentage that the Net Internal Office Area of the Property bears to the Net Internal Office Area of the Building;

(b)	(in respect of Service Charge) a fair and proper proportion of the Expenses as determined by the Landlord from time to time applying the charging principles as set out in the FY08 Service Charge Budget (allocation details of which have been notified to the Tenant) or such other reasonable basis of charging as the Landlord shall decide from time to time in relation to one or more of the Services which shall primarily be based upon the proportion that the Net Internal Office Area of the Property bears to the Net Internal Office Area of the Man Group Property except that:

(1)	consumption related Services (e.g. electricity) will be measured, calculated or deemed on the basis of consumption; and

(2)	people related Services (e.g. catering) will be determined on a headcount basis.

“Tenant Representative” means Stephen Cochrane or such other person who is sufficiently and suitably competent and qualified to act as a health and safety officer or manager as may be nominated by the Tenant from time to time;

“Term” means the term of years specified in clause 3.1;

“Term Commencement Date” means the date of this Sub-Underlease;

“Underlease” means the underlease under which the Landlord holds the Property being dated 1 April 1977 and of parts of the basement, ground, first, third and fourth floors of the Building made between Tate & Lyle Limited (1) ED&F Man (Sugar) Limited as amended by a deed of variation dated 28 April 1978 between Tate & Lyle Group Services Limited (1) and ED & F Man (Sugar) Limited (2), a deed of variation dated 2 December 1980 and the sub-lease of the fourth floor dated 20 March 1981 (registered under title number NGL304682)

“VAT” and “Value Added Tax” means value added tax as imposed by the VAT Act and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere from time to time.

“VAT Act” means the Value Added Tax Act 1994 as modified or re-enacted or both from time to time whether before or after the date of this Sub-Underlease and any subordinate legislation made under it from time to time whether before or after the date of this Sub-Underlease.

“VAT Rent” means all sums payable to the Landlord in accordance with clause 20 which represents VAT chargeable in respect of the Principal Rent, Insurance Rent or Service Charge;

“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business.

2.	INTERPRETATION

The headings in this Sub-Underlease do not affect its construction and in this Sub-Underlease:-

(a)	every covenant by a party comprising more than one person is joint and several;

(b)	words importing persons shall include firms, companies and corporations and vice versa;

(c)	any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

(d)	any reference to a clause or schedule shall mean a clause or schedule of this Sub-Underlease;

(e)	the words “include” and “including” shall be deemed to be followed by the words “without limitation”;

(f)	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it;

(g)	any reference to the right of the Landlord to have access to, or to enter the Property shall be construed as extending to any mortgagee of the Landlord and to all persons authorised by them including agents, professional advisers, contractors, workmen and others;

(h)	any requirement that the Tenant must obtain the approval or consent of the Landlord in respect of any matter mentioned in this Sub-Underlease shall include where required the approval or consent of the Superior Landlord (or any superior lessors) and includes a requirement that such approval or consent shall be by way of deed;

(i)	all agreements and obligations by any party contained in this Sub-Underlease (whether or not expressed to be covenants) shall be deemed to be, and shall be construed as, covenants by such party;

(j)	the word “assignment” includes equitable assignment and the words “assign” and “assignee” shall be construed accordingly;

(k)	any reference to a person, at any time when that person is treated as a member of a group for the purposes of Sections 43 to 43D of the VAT Act includes (where appropriate for VAT purposes) a reference to the representative member of that group at that time, and “representative member” is to be construed in accordance with Sections 43 to 43D of the VAT Act;

(l)

any reference to a person, at any time when the grant of an interest in, right over or licence to occupy the Property would, if made by that person, be treated pursuant to paragraph 8, Schedule 10 of the VAT Act as having been made by any other person, includes (where appropriate for VAT purposes) a reference to such other person, and “the grant of an interest in right over or licence to occupy” is to be construed in accordance with that paragraph;

(m)	any reference to a person or persons, at any time when that person or any one or more of those persons is registered under the VAT Act in the name of a firm as provided for in Section 45 of the VAT Act, includes (where appropriate for VAT purposes) a reference to that firm;

(n)	any reference to an election to waive exemption made or to be made by a person pursuant to paragraph 2 of Schedule 10 to the VAT Act includes a reference to an election made or to be made pursuant to that paragraph by a relevant associate of that person, and “relevant associate” is to be construed in accordance with paragraph 3 of that Schedule;

(o)	any reference to the Tenant indemnifying or compensating the Landlord shall be a reference to the Tenant, putting the Landlord in the same after-tax position it would have been in had the matter giving rise to the indemnification or compensation not arisen.

3.	GRANT, RIGHTS & OTHER MATTERS

3.1	Demise and Term

The Landlord demises to the Tenant (so far as it is able to do so) the Property for a term from and including the Term Commencement Date to 18 March 2012 paying the Rents.

3.2	Rights and Easements

There are granted the rights and easements set out in Schedule 2.

3.3	Exceptions and reservations

There are excepted and reserved out of this Sub-Underlease the rights and easements set out in Schedule 3.

3.4	No implied easements

Nothing contained in this Sub-Underlease shall confer on, or grant to the Tenant any easement, right or privilege, other than any expressly granted by this Sub-Underlease.

4.	RENTS

4.1	Tenant’s Obligation to Pay

The Tenant covenants to pay to the Landlord at all times during the Term by way of rent:-

4.1.1	the Principal Rent;

4.1.2	the Insurance Rent;

4.1.3	the Service Charge;

4.1.4	the Additional Rent; and

4.1.5	the VAT Rent.

4.2	Dates of Payment of Principal Rent

The Principal Rent shall be paid by equal quarterly payments in advance on the usual quarter days in every year, the first payment being a proportionate sum in respect of the period from and including the Term Commencement Date to the day before the quarter day following the Term Commencement Date.

4.3	Dates of Payment of Insurance Rent and Additional Rent

The Insurance Rent and the Additional Rent shall be paid on demand.

4.4	Dates of payment of Service Charge

The Service Charge shall be paid on demand in accordance with clause 7.

4.5	No right of set-off

Subject to any contrary statutory right, the Tenant shall not exercise any legal or equitable rights of set-off, deduction, abatement or counterclaim which it may have to reduce its liability for Rents.

5.	OUTGOINGS

5.1	Tenant’s Obligation to Pay

The Tenant shall pay all rates, taxes, charges and outgoings (except tax assessable on the Landlord in respect of Rents and other payments arising under this Sub-Underlease or in respect of any consideration arising out of any dealing with the reversion of the Sub-Underlease) which are now or may at any time be assessed or charged upon the Property or be payable by the owner or occupier in respect of the Property including a due proportion (to be fairly and properly determined by the Landlord) of all such payments as may be assessed, charged or payable upon or in respect of the Building.

5.2	Costs of Utilities etc.

The Tenant shall pay for all gas and electricity and water consumed on the Property and observe and perform at the Tenant’s expense all present and future regulations and requirements of the supply authorities and keep the Landlord indemnified in respect of such regulations and requirements.

6.	LANDLORD’S SERVICES

6.1	Provision of Services

6.1.1	Subject to the Tenant paying the Service Charge, the Landlord covenants with the Tenant that it shall use reasonable endeavours to provide the Services to the Tenant.

6.1.2	The Landlord will:

(a)	use all reasonable care, skill and diligence in carrying out the Services;

(b)	supply the Services in a timely manner;

(c)	supply the Services in accordance with generally accepted industry practices and standards taking into account relevant factors such as quality and cost equally; and

(d)	at all times act in the utmost good faith to the Tenant in the provision of the Services including in particular with respect to the prioritisation and allocation of the same.

6.1.3	Unless otherwise expressly provided in this Sub-Underlease or otherwise agreed between the parties in writing, the Landlord shall only be required to provide a Service to the extent that the Service was provided immediately prior to this Sub-Underlease.

6.1.4	For so long as this Sub-Underlease exists, unless otherwise agreed between the parties in writing, the Landlord will provide the Services set out in Part 2 of Schedule 5 for the benefit of the Tenant occupiers of Centennium House, 10 Lower Thames Street and King’s Hill (as applicable).

6.1.5	For so long as this Sub-Underlease exists, unless otherwise agreed between the parties in writing, the Landlord will provide the Services set out in Part 3 of Schedule 5 for the benefit of the Tenant occupiers of 10 Lower Thames Street.

6.2	Appointment of representatives and Tenant’s representations

6.2.1	In performing any of its obligations under this clause, the Landlord shall be entitled to employ such agents, contractors or other persons as it may think fit, and to delegate its duties and powers to them and their fees and expenses shall form part of the Expenses.

6.2.2	The Landlord Representative and the Tenant Representative respectively shall act as the principal points of contact between the parties in relation to matters and disputes in relation to the provision and costs of Services under this Sub-Underlease.

6.2.3	The Landlord and/or the Landlord Representative shall have regard to (but shall not be bound by) the reasonable representations of the Tenant and/or the Tenant Representative regarding the allocation, prioritisation and general provision of the Services by the Landlord to the Tenant.

6.2.4	In relation to any anticipated expenditure to be incurred by the Landlord in providing the Services which is likely to result in a material increase in the Tenant’s Proportion in any Financial Year and which is not provided for within the Estimated Expenditure, the Landlord shall (acting reasonably) consult with the Tenant prior to incurring such expenditure (save for in an emergency) and the Landlord shall have regard to (but not be bound by) the reasonable representations of the Tenant and/or the Tenant’s Representative.

6.3	Variation of services

If the Tenant wishes to change the nature or scope of a Service or require additional services, the Tenant must make a request in writing to the Landlord, setting out in full detail the proposed change and/or additional service and the reason for requesting the change or additional service. Provided that the request does not adversely impact upon the Landlord’s use and enjoyment of the Building and is broadly within the scope and nature of the Services being provided the Landlord will act reasonably in considering such request.

6.4	Failure by Landlord to provide services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform its obligations in respect of the Services unless the Tenant has given to the Landlord written notice of the failure in question and the Landlord has failed within a reasonable time to remedy it, and then the Landlord shall be liable (subject to clause 6.6) to compensate the Tenant only for any loss or damage sustained by the Tenant after that reasonable time has elapsed.

6.5	Right to enter to perform services

Notwithstanding any other provision in this Sub-Underlease the Tenant shall permit the Landlord and all other persons authorised by the Landlord at any time to enter the Property in order to meet the Landlord’s obligations to carry out the Services in accordance with this clause 6.

6.6	Exclusion of Landlord’s liability

6.6.1	The Landlord shall not incur any liability for any failure or interruption in any of the Services to be provided by the Landlord or for any inconvenience or injury to person or property arising from that failure or interruption, in either case due to any maintenance, servicing, repair, replacement, mechanical breakdown, failure, malfunction, shortages, labour disputes or any cause or circumstance beyond the control of the Landlord, but the Landlord shall use reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

6.6.2	The Landlord shall not incur any liability in connection with the provision of the Services, whether for negligence, breach of contract, misrepresentation or otherwise, for:

(a)	loss or damage incurred by the Tenant as a result of third party claims;

(b)	loss of profit, goodwill, business opportunity or anticipated saving suffered by the Tenant; or

(c)	any economic or consequential loss or damage suffered by the Tenant.

6.7	Superior Landlord’s services

The Landlord will use all reasonable endeavours to procure due performance by the Superior Landlord of the Superior Landlord’s obligations and duties to provide the Superior Landlord’s Services to the extent that the Landlord has agreed with the Superior Landlord to provide such Services.

7.	SERVICE CHARGE

7.1	Advance Payment

The Tenant shall pay to the Landlord on account of the Service Charge for the period beginning on the Service Charge Commencement Date to the end of the Financial Year current at the date of this Lease the proportion of the Advance Payment for that Financial Year attributable to such period, and for each Financial Year following that current at date of this Lease, the Advance Payment and in default of payment the Advance Payment shall be recoverable as rent in arrears.

7.2	Dates of payment and adjustment

The Advance Payment shall be paid by equal monthly instalments in advance and is subject to adjustment if the Estimated Expenditure is revised as contemplated by its definition, the first instalment, being a proportion of the monthly Advance Payment for the period beginning on the Service Charge Commencement Date and ending on the day before the next monthly payment date following the Service Charge Commencement Date, to be made on the date of this Lease.

7.3	Account of Expenditure

7.3.1	The Landlord will keep full and accurate records (including any amounts invoiced) relating to the supply of the Services (“Records”).

7.3.2	The Landlord will give the Tenant access to the Records to the extent necessary to enable the Tenant to fulfil any reasonable internal reporting needs and any legal, statutory or regulatory obligations to its shareholders.

7.3.3	The Landlord will as soon as practicable after the end of each Financial Year prepare and submit to the Tenant a statement of the Expenses for that Financial Year containing a fair summary of the expenditure referred to in it and showing the Service Charge for that Financial Year (and shall use reasonable endeavours to submit such statement to the Tenant within six (6) months after the end of the relevant Financial Year) and upon such statement being certified by the Landlord’s surveyor or its managing agents or accountants it will be conclusive evidence for the purposes of this Sub-Underlease of all matters of fact referred to in the statement (except in the case of manifest error).

7.4	Balancing payment

If the Service Charge for any Financial Year shall exceed the Advance Payment for that Financial Year, the excess shall be paid by the Tenant to the Landlord on written demand or if it shall be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next monthly payment of the Service Charge, or, if there is none, refunded to the Tenant without delay.

7.5	Omissions

Any omission by the Landlord to include in the account of the Expenses in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including that sum or the amount of that liability in any subsequent Financial Year as the Landlord shall determine.

7.6	Alteration of Service Charge Percentage

If, at any time during the Term, circumstances shall arise which make the calculation of the Tenant’s Proportion (whether or not relating to individual items of Expenses) unreasonable or inequitable, the Landlord shall be entitled to alter the Tenant’s Proportion to such other percentage as is fair and reasonable in the circumstances and shall provide the Tenant with reasons justifying such alteration.

7.7	Continuing application of provisions

This clause shall continue to apply notwithstanding the expiration or earlier determination of the Term but only in respect of the period prior to such expiration or earlier determination, the Service Charge for that Financial Year for that period being apportioned on a daily basis.

7.8	Disputes

7.8.1	If there is a dispute or difference between the Landlord and Tenant in relation to the provision of the Services or the calculation or cost of the Service Charge as provided for in clauses 6 and 7 above, prior to the matter being referred to an Independent Person in accordance with clause 7.8.2, the dispute shall be referred to the Chairman of Man Group Plc. The Landlord Representative and Tenant Representative shall make representations to the Chairman who shall consider such representations and make a decision accordingly and the Landlord and Tenant shall act reasonably in considering such decision.

7.8.2	If, notwithstanding clause 7.8.1, there remains a dispute or difference between the parties the matter shall then be referred to and determined by an independent person (the “Independent Person”) who shall be a Chartered Surveyor with not less than ten (10) years experience.

7.8.3	The Independent Person shall be appointed by agreement between the Parties to this Agreement or (if agreement has not been reached within ten (10) Working Days) on the application of either of the Parties by the president for the time being of the Royal Institution of Chartered Surveyors (or his duly appointed deputy or such other person authorised by him to make appointments on his behalf).

7.8.4	The Independent Person shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996 and shall have the power to order a provisional award but the Parties agree that any arbitrator appointed under this clause shall not have the powers set out in section 48(5) of the Arbitration Act 1996 and shall not be entitled to order the rectification setting aside or cancellation of this Sub-Underlease or any part of it.

8.	REPAIRS

8.1	Repairs

Subject to clause 10.2 the Tenant shall repair and keep in good and substantial repair the interior of the Property and all windows and other glass and doors of and in the Property and all sanitary and water pipes and fittings in the Property and all drains, sewers, pipes, wires and other conducting media solely serving the Property (damage by any of the Insured Risks excepted save to the extent that the insurance monies are withheld by reason of any act or omission of the Tenant).

8.2	Water Pipes etc.

The Tenant shall keep all water and waste pipes, ducts and sanitary and water fittings in or solely serving the Property protected from frost and free from obstruction and take such measures as may be necessary to ensure that any effluent discharged into the drains or sewers which belong to or are used for the Property in common with other property will not be corrosive or in any way harmful to the drains or sewers and forthwith clear or pay to the Landlord the whole or a due proportion (as the Landlord may fairly and properly determine) of the cost of clearing every stoppage of the waste pipes or drains in or about the Building which serve the Property and make good and indemnify the Landlord against all damage caused by any burst, overflow or stoppage of pipes, ducts, fittings or drains in or solely serving the Property save when the Tenant shall satisfy the Landlord that such burst, overflow or stoppage was not caused by the act or omission of the Tenant or of any other person for the time being in the Property with the consent (express or implied) of the Tenant.

8.3	Contamination

The Tenant shall not discharge or allow to be discharged any solid matter from the Property into the drains or sewers nor into the dock or basins nor to discharge or allow to be discharged any fluid of a poisonous or noxious nature or of a kind calculated to or that does in fact destroy, sicken or injure the fish or contaminate or pollute the water of any stream or river and the Tenant shall not do or omit or allow or suffer to be done or omitted any act or thing whereby the waters of any stream or river or any dock or basin may be polluted or the composition thereof so changed as to render the Landlord liable to any action or proceedings by any person whomsoever.

9.	DECORATION

9.1	Decoration

In the last three months of the tenancy and in a workmanlike manner the Tenant shall prime and paint with three coats at least of good quality paint and grain, varnish, colour and paper all such parts of the inside of the Property as are usually or ought to be so grained, varnished, coloured and papered.

9.2	Fixtures and Fittings

The Tenant shall repair or replace forthwith by new articles of similar kind and quality any fixtures, fittings, plant or equipment (other than tenant’s or trade fittings) upon the Property which shall become in need of repair or replacement.

9.3	Keeping clean

The Tenant shall clean and keep clean the Property and all Landlord’s fixtures and fittings therein as and when and as often as necessary.

10.	LIMITATION OF LIABILITY AND COMPLIANCE WITH LANDLORD’S NOTICES

10.1	Tenant to remedy breaches of covenant

Within two months after service upon the Tenant of notice of any disrepair for which the Tenant is liable (or immediately in case of need) the Tenant shall make good the disrepair and in default permit the Landlord to execute the necessary work the cost of which (including any surveyor’s fees incurred) shall be paid forthwith to the Landlord by the Tenant.

10.2	Limitation of Tenant Liability

The Tenant will not be liable to comply with its obligations in clauses 8 and 9 of this Sub-Underlease to the extent that the obligation is being or is required to be complied with by the Landlord pursuant to its obligations to the Tenant in providing the Services under clause 6.1 subject to the Tenant giving the Landlord appropriate rights of access pursuant to clause 6.5.

11.	YIELD UP

11.1	Yielding up

At the expiry or sooner determination of the Term the Tenant shall either:-

11.1.1	yield up to the Landlord the Property repaired, cleansed and maintained in accordance with the covenants in this Sub-Underlease and having first (if so required by the Landlord) removed any buildings or works in respect of which any planning, bye-law or other permission may have been granted for a limited period only and having made good to the reasonable satisfaction of the Landlord all damage caused to the Property in such removal and the removal of the Tenant’s or trade fixtures and fittings; or

11.1.2	pay to the Landlord the Tenant’s Proportion of the dilapidations liability of the Landlord to any Superior Landlord (provided that the Tenant shall leave the Property in a clean and tidy condition);

as the Landlord shall in its absolute discretion determine.

11.2	Right to inspect

The Tenant shall permit the Landlord and any persons authorised by them after giving reasonable prior notice to the Tenant to enter and view the Property or take inventories of the fixtures and things to be yielded up at the determination of the Term or from time to time affix on the exterior of the Property notices for selling or (during the last six months of the tenancy) re-letting the Property.

11.3	Right to repair

The Tenant shall permit the Landlord at any time to enter upon the Property and do anything which may be necessary to prevent a forfeiture of any superior lease for the time being affecting the Property and notwithstanding, but without prejudice to such right of entry, to indemnify the Landlord against any breach of covenant contained in any such superior lease in so far as such breach shall constitute a breach also of any covenant on the part of the Tenant contained in this Sub-Underlease.

12.	COMPLY WITH STATUTES AND THE PLANNING ACTS AND REGULATIONS

12.1	Statutory Compliance

The Tenant shall comply in all respects with the provisions of every enactment (which shall include every Act of Parliament now or hereafter enacted and every instrument, regulation and bye-law and every notice, order or direction and every licence, consent or permission made or given under it) so far as it shall affect the Property and execute forthwith all works which under any enactment shall be required to be executed upon the Property whether by the Landlord or the Tenant and indemnify the Landlord in respect of all such matters and at the request and cost of the Landlord to make or join with the Landlord in making such objection or objections or representation or representations against or in respect of any proposal for such a notice or order as the Landlord shall deem expedient.

12.2	Statutory Notices

Within seven days of the receipt of any such notice by the Tenant, the Tenant shall give full particulars to the Landlord of any permission, notice, order or proposal for a notice or order relevant to the Property or any part of it or to the use or condition of it made, given or issued to the Tenant or the occupier of the Property or any part of it by any government department, local or public authority and if so required by the Landlord to produce such permission, notice, order or proposal to the Landlord and also without delay to take all reasonable or necessary steps to comply therewith and also at the request and cost of the Landlord to make or join with the Landlord in making such objection or objections or representation or representations against or in respect of any such notice, order or proposal as the Landlord shall deem expedient.

12.3	Regulations and Health and Safety

The Tenant and any person or persons appointed by it and acting on its behalf including the Tenant Representative shall comply and shall ensure compliance with:

12.3.1	all reasonable regulations made by the Superior Landlord and/or the Landlord and notified to it from time to time for the management of the Building; and

12.3.2	any guidelines, procedures and policies in respect of Environmental Health and Safety relating to the Property and/or the Building.

13.	ALIENATION

13.1	Alienation

The Tenant shall not assign, agree to underlet, underlet or part with or share possession or occupation of the whole or any part of the Property.

14.	USE OF PROPERTY

14.1	The Permitted Use

The Tenant shall not use the whole nor any part of the Property for any purpose other than the Permitted Use.

14.2	Prohibited Use

14.2.1	The Tenant shall not use either the whole or any part of the Property for any sale by auction or for any offensive or noisy trade, business or occupation or for illegal or immoral purposes or for the sale of wine, beer, spirits or other intoxicating liquors or as a club or betting office or as a dwelling house.

14.2.2	The Tenant shall not do anything on the Property which may in the reasonable opinion of the Landlord be or become a nuisance, damage or annoyance (including, without prejudice to the generality of the foregoing, annoyance caused by radio, television or other sound-producing apparatus or any machinery or mechanical instrument).

14.3	Rights Of Other Occupiers

The Tenant acknowledges that it is aware of certain arrangements between the Landlord and other occupiers of the Building that have become accepted practice in relation to the way in which the Building is operated. The Tenant agrees that it will at all times permit and observe such arrangements insofar as they affect the Property and are still subsisting and the Landlord agrees that to the extent such arrangements benefit the Tenant’s use and enjoyment of the Property it will use all reasonable endeavours to ensure such arrangements continue.

15.	ALTERATIONS

15.1	No structural alterations

The Tenant shall not make any alteration or addition to the structure or exterior of the Property.

15.2	Non-structural alterations

The Tenant shall not make any alteration or addition in or to the interior of the Property without the prior consent in writing of the Landlord which shall not be unreasonably withheld save that no such consent shall be required to the erection of partitioning or other such minor interior additions to the Property.

15.3	Planning consents

Notwithstanding any other provisions contained in this Sub-Underlease, the Tenant shall not carry out or make any alteration or addition to the Property or any change of use of it (being an alteration or addition or change of use which is prohibited by or for which the consent of the Landlord is required to be obtained under this Sub-Underlease and for which a planning permission (here meaning any order, instrument, plan, regulation, permission or directive made or issued or to be made or issued under or deriving validity from the Planning Acts and any future legislation of a similar nature and any statutory modification or re-enactment of a similar nature and any statutory modification or re-enactment of it for the time being in force) needs to be obtained) before a planning permission has been produced to the Landlord and acknowledged by it as satisfactory but so that the Landlord may refuse to express satisfaction with any such planning permission on the grounds that the period thereof anything contained in it or omitted from it in the reasonable opinion of the Landlord or its surveyor would be or be likely to be prejudicial to the Landlord’s interest in the Property whether during the Term or following the expiry or determination of the Term.

15.4	Co-ordination of Tenant’s Works

In respect of any works required to effect any alterations, additions or change of use to which the Landlord has granted its consent in accordance with clauses 15.2 and 15.3 or any other works carried out by or on behalf of the Tenant to the Property the Tenant shall or shall procure that the person carrying out such works shall:

(i)	comply with the Landlord’s reasonable requirements including (without limitation) the provision of forty eight (48) hours prior written notice (except in the case of emergency) of any proposed works, risk assessments, method statements, plans, as- built drawings, operation and maintenance manuals and the like; and

(ii)	if required by the Landlord (or any person or persons appointed by it and acting on its behalf including the Landlord Representative) permit the Landlord Representative to co-ordinate the carrying out of such works.

15.5	Overloading

The Tenant shall not place or suspend excessive weight on or from the floors ceilings or walls of the Property.

15.6	Apparatus and equipment

Without prejudice to the generality of the preceding clause 15.5 the Tenant shall not install any machinery, engine or other apparatus on the Property without the previous consent in writing of the Landlord.

15.7	Poles and masts

The Tenant shall not permit any poles, satellite dishes, masts or wires to be erected on the exterior of the Property (whether in connection with wireless or television apparatus or otherwise) without the previous consent in writing of the Landlord.

15.8	Electrical installations

The Tenant shall not permit any alteration or addition to the electrical installation in the Property to be made otherwise than in accordance with the standards prescribed from time to time by the electricity supply authority and with the consent in writing of the Landlord (and no appliance other than that for which such installation is designed shall be connected to it).

16.	SIGNS AND ADVERTISEMENTS

16.1	Tenant’s trading sign

The Tenant shall not without the previous consent in writing of the Landlord exhibit any signboard, advertisement, placard or nameplate on the Property or in the interior so as to be visible from the outside provided that the Tenant and other occupiers and users of the Property shall be at liberty to display in a suitable position in the Building its or his name and the description of the business in a form to be previously approved by the Landlord (such approval not to be unreasonably withheld).

16.2	Other items

The Tenant shall not hang or expose any articles outside the Property.

17.	INSURANCE

17.1	Insurance becoming void

The Tenant shall not permit anything to be brought or done upon the Property which may invalidate or render any additional premium payable for any insurance of the Building or of any adjacent premises which has been notified to it and in case of any additional premium becoming payable it shall be paid by the Tenant on demand.

17.2	Rent Cesser

In the event of the Property or any part of it at any time during the Term being damaged or destroyed by any of the Insured Risks so as to be unfit for occupation and use then the Rents or a fair proportion thereof according to the nature and extent of the damage sustained shall (unless payment of the policy moneys shall be withheld in whole or in part by reason of any act, default or neglect of the Tenant) be suspended until the Property shall again be rendered fit for occupation and use or for five years whichever shall be the shorter and in case of any difference between the parties under this proviso the same shall be referred to the sole arbitration of any arbitrator to be nominated by the President of The Royal Institution of Chartered Surveyors.

18.	COMMON AREAS AND ENCROACHMENTS

18.1	Common areas

The Tenant shall not damage or obstruct or use any road, forecourt, yard or other area or staircase, lift, escalator or passageway or any other area used in common leading or adjacent to the Property in such manner so as to cause in the opinion of the Landlord any nuisance or damage.

18.2	Encroachments or easements

The Tenant shall not permit any window or other opening belonging to the Property to be stopped up, darkened or obstructed nor any window or other opening belonging to adjacent premises to be obstructed nor any new window or other opening or encroachment or easement to be allowed or suffered so as to lead to the acquisition of rights against the Property and in case any such window, opening, encroachment or easement shall be made or attempted to be made the Tenant will give notice of it forthwith to the Landlord and at the request and cost of the Landlord adopt such means as may reasonably be required for preventing any such encroachment or the acquisition of any such rights.

19.	INTEREST

19.1	Interest on late payments

Without prejudice to any other right, remedy or power contained in this Sub-Underlease or otherwise available to the Landlord, if any of the Rents (whether formally demanded or not) or any other sum of money payable to the Landlord by the Tenant under this Sub-Underlease shall not be paid so that the Landlord receives full value in cleared funds:-

19.1.1	in the case of the Principal Rent and any VAT Rent chargeable in respect of it, on the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date); or

19.1.2	in the case of any other Rents or sums, within five (5) Working Days of the date when payment is due the Tenant shall pay interest on such Rents and/or sums at the Prescribed Rate from and including the date when payment was due to the date of payment to the Landlord (both before and after any judgment).

19.2	Interest on refused payments

Without prejudice to any other right, remedy or power contained in this Sub-Underlease or otherwise available to the Landlord, if the Landlord shall decline to accept any of the Rents so as not to waive any existing breach or alleged breach of covenant, the Tenant shall pay interest on such Rent at the Prescribed Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

20.	VAT

20.1	Exclusive of VAT

All sums payable to the Landlord pursuant to this Sub-Underlease are exclusive of VAT.

20.2	Payment of VAT

If a supply is made to the Tenant for VAT purposes pursuant to this Sub-Underlease:

20.2.1	the Tenant shall pay to the Landlord (in addition to providing any other consideration for that supply) a sum equal to the amount of VAT which is or becomes chargeable on that supply;

20.2.2	the Tenant shall pay that sum at the same time as providing the other consideration for that supply and, unless the Landlord has notified the Tenant otherwise, in the same manner as the other consideration for that supply is provided; and

20.2.3	following receipt of that sum, the Landlord shall provide the Tenant with a VAT invoice in respect of that supply.

20.3	Reimbursement of VAT

If one party (“Party A”) is required by the terms of this Sub-Underlease to reimburse another party (“Party B”) for any cost, fee or expense, Party A shall reimburse Party B for the full amount of such cost, fee or expense, including any part of it which represents VAT, save to the extent that Party B is entitled to credit or repayment in respect of that VAT from the relevant Tax Authority.

21.	INDEMNITY

21.1	Indemnity

By way of indemnity but not further or otherwise the Tenant shall observe and perform so far as they are still subsisting and capable of taking effect and only so far as they relate to the Property (and may be enforceable by persons other than the Landlord, the Superior Landlord and all superior lessors) the covenants, conditions, obligations and stipulations contained or referred to in the deeds and documents short particulars of which are set out in Schedule 4 and the Tenant shall indemnify the Landlord against all charges, costs, claims, actions, proceedings and demands arising out of or in connection with them.

22.	COSTS

22.1	Service of notices and schedules

The Tenant shall pay all costs, charges and expenses (including solicitor’s costs and disbursements and surveyor’s fees) incurred by the Landlord for the purpose of or incidental to the preparation and service of a notice under sections 146 or 147 of the Law of Property Act 1925 (as amended) requiring the Tenant to remedy a breach of any of the covenants contained in this Sub-Underlease (notwithstanding forfeiture for such breach shall be avoided otherwise than by relief granted by the Court) or incidental to the preparation and service of a schedule of dilapidations at the determination of the Term.

22.2	Applications

The Tenant shall pay to the Landlord all costs, charges and expenses incurred by the Landlord (including solicitor’s costs and disbursements, surveyor’s and architect’s fees and any costs and fees payable to any superior lessor) in connection with the grant by the Landlord of any consent pursuant to the covenants contained in this Sub-Underlease or any application for such consent.

23.	QUIET ENJOYMENT

The Landlord covenants (so far as it is able to do so) with the Tenant that the Tenant paying the Rents and performing and observing the covenants contained in this Sub-Underlease shall quietly enjoy the Property for the Term without any interruption by the Landlord or any person lawfully claiming through, under or in trust for the Landlord.

24.	SUPERIOR LEASE

24.1	Tenant’s Covenants

The Tenant shall perform and observe at all times during the Term the Tenant’s covenants (other than the covenant as to payment of rent) and the conditions and stipulations contained in the Superior Lease so far as the same affect the Property and so that no inconsistency between the terms and provisions of this Sub-Underlease and the Superior Lease shall relieve the Tenant of the Tenant’s obligations to perform and observe the terms and provisions of the Superior Lease and to indemnify the Landlord from and against all actions, costs, claims and demands arising out of any breach, non-observance or non-performance provided always that the covenants, conditions and stipulations of the Superior Lease shall not operate so as to confer upon the Tenant any right, power or privilege which is not expressly granted by this Sub-Underlease.

24.2	Consents

The Tenant shall not do any act, matter or thing which under the terms of the Superior Lease requires the approval of any superior lessor without obtaining such approval in addition to any approval of the Landlord required by the terms of this Sub-Underlease in all cases at the Tenant’s own expense whether or not such approvals are granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of consent is held to be unreasonable).

24.3	Landlord’s covenants

24.3.1	The Landlord covenants that it will during the Term pay the Rents reserved by the Underlease and by way of indemnity only perform (so far only as the Tenant is not liable under the covenants on the part of the Tenant contained in this Sub-Underlease and so far only as may affect the Property) all the tenant’s covenants contained in it.

24.3.2	The Landlord will use reasonable endeavours to ensure that any increase in the Principal Rent is kept to a minimum (so far as is consistent with its rights and the basis on which the rent is reviewed).

24.4	Superior Landlord’s covenants

The Landlord shall use reasonable endeavours to procure that the Occupational Landlord observes and performs its respective covenants and obligations in the Underlease relating to the insurance of the Building, Superior Landlord’s fixtures and fittings and plant and machinery being Superior Landlord’s fixtures and fittings so far as such covenants relate to the Property.

25.	DEFAULT OF TENANT

25.1	Re-entry

If any Rents shall be unpaid for twenty one days after becoming payable or if any covenant on the Tenant’s part shall not be performed or observed or if the Tenant or any surety for the Tenant (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of reconstruction or amalgamation without insolvency) or change the liability of its shareholders from limited to unlimited (or vice versa) or (not being a company) shall become bankrupt or shall call a meeting of or enter into any composition with creditors or if the Tenant shall suffer any distress or execution to be levied on the goods of the Tenant then in any such case it shall be lawful for the Landlord to re-enter upon the Property and thereupon this Sub-Underlease shall determine but without prejudice to any claim by either party in respect of any antecedent breach of covenant.

25.2	Disputes

Any dispute arising between the Tenant and any owner or occupier of adjacent premises (other than the Landlord) as to any right or privilege or any party or other wall or otherwise shall be determined on behalf of the Tenant by the Landlord’s surveyor whose decision shall bind the Tenant and whose fees shall be payable as he may direct.

26.	EXCLUSION OF STATUTORY COMPENSATION

26.1	No right to compensation

Upon quitting the Property the Tenant shall not be entitled to any compensation whatsoever whether under the provisions of any legislation enacted before or after the date of this Sub-Underlease or otherwise provided that this clause shall take effect subject to the provisions of the 1954 Act (as amended or re-enacted from time to time) and shall not extended to any claim against the Landlord for breach of covenant.

27.	SERVICE OF NOTICES

27.1	Notices to the Landlord, Tenant or Guarantor

Any notice served under or in respect of this Sub-Underlease may be served by pre-paid, registered or recorded delivery mail or sent by fax addressed to the Landlord at its registered office or to the Tenant (or a guarantor) at its registered office, last known address or the Property.

28.	EXCLUSION OF SECTIONS 24 - 28 (INCLUSIVE) OF THE 1954 ACT

28.1	Tenant’s confirmation

The Tenant confirms that before it became contractually bound to enter into the tenancy created by the Sub-Underlease, the Landlord served on the Tenant a 1954 Act notice dated                     in relation to such tenancy and the Tenant, or a person duly authorised by the Tenant, made a 1954 Act Statutory Declaration dated in response to such 1954 Act Notice.

28.2	Tenant’s authorisation of person making declaration

The Tenant further confirms that, where the 1954 Act Statutory Declaration referred to in clause 28.1 was made by a person other than the Tenant, the declarant was duly authorised by the Tenant to make such 1954 Act Statutory Declaration on behalf of the Tenant.

28.3	No preceding contractual arrangement

The Tenant was not prior to the date of this Sub-Underlease contractually bound to enter into the tenancy created by this Sub-Underlease.

28.4	Exclusion of section 24 to 28

The Landlord and the Tenant agree that the provisions of sections 24 to 28 of the 1954 Act shall be excluded in relation to the tenancy created by this Lease.

29.	NEW TENANCY

This Sub-Underlease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

30.	EXCLUSION OF WARRANTY AS TO TITLE

Nothing contained in this Sub-Underlease or in any consent or approval granted by the Landlord under this Sub-Underlease shall imply or warrant that the Landlord has title to the Property.

31.	INVALIDITY OF CERTAIN PROVISIONS

If any term of this Sub-Underlease or the application of such term to any person or circumstances shall to any extent be invalid or unenforceable, the same shall be severable and the remainder of the Sub-Underlease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected by such invalidity or unenforceability and each term and provision of the Sub-Underlease shall be valid and be enforced to the fullest extent permitted by law.

32.	THIRD PARTY RIGHTS

A person who is not a party to this Sub-Underlease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Sub-Underlease but this does not affect any right or remedy of any person which exists or is available apart from that Act.

IN WITNESS whereof this deed has been executed by the Landlord and the Tenant and is hereby intended to be delivered on the date first above written.

SIGNED as a deed by ED & F	)
MAN LIMITED acting by two directors	)
or a director and company secretary	)

Director

Director/Secretary

SIGNED as a deed by MAN	)
FINANCIAL LIMITED	)
acting by two directors or a director	)
and company secretary	)

Director

Director/Secretary

SCHEDULE 1

THE PROPERTY

All those interior parts of the first and part second floors (excluding all structural parts of the Building) as are shown edged green (but excluding those parts hatched or cross hatched in green) for identification purposes on the plans annexed.

SCHEDULE 2

RIGHTS GRANTED

1.	The right (in common with the Landlord and all other persons from time to time entitled) to use such of the Common Parts as shall be designated from time to time for use by the Tenant for the purposes they are intended.

2.	The free and uninterrupted passage and running of water, soil, gas and electricity, chilled water and other services and all other similar rights through the culverts, drains, sewers, pipes, wires and other conducting media which now are or may hereafter during the first eighty years of the Term in, over and under the Building.

3.	The right of way (in common with the Landlord and all others entitled) at all times and for all purposes on foot only over the courtyard area referred to in paragraph (iii) of the second schedule of the Underlease together with all necessary rights of access thereto and egress therefrom.

4.	A right to use 4 car parking spaces for the parking of not more than 4 private motor cars (or a combination of cars and motorcycles on the basis of three motorcycles for each car parking space).

SCHEDULE 3

RIGHTS RESERVED

1.	The right to construct and to maintain in, over or under the Property any easements or services for the benefit of any adjacent premises.

2.	The right at any time during the Term (except in any emergency) only after giving reasonable prior notice to the Tenant to enter (or in emergency during the Tenant’s absence to break and enter) upon the Property in order:-

2.1	to inspect or execute works in connection with any of the easements or services excepted or reserved by this Sub-Underlease;

2.2	to view the condition of the Property;

2.3	to execute works upon any adjacent premises in connection with which there is reserved also the right to build on or into any external wall of the Property;

2.4	to execute any repair or other works which should or may be executed by the Landlord under the provisions of this Sub-Underlease; or

2.5	for any other lawful purpose required by the Landlord,

subject to the person exercising any such right causing as little damage and inconvenience as practicable and making good all damage caused to the Property to the Tenant’s reasonable satisfaction but without liability to pay compensation.

3.	The free and uninterrupted passage and running of water, soil, gas, electricity, chilled water and other services and all other similar rights through the culverts, drains, sewers, pipes, wires and other conducting media which now are or may hereafter during the first eighty years of the Term be in, over, on or under the Property.

4.	The right to build or permit to be built on the adjoining or neighbouring land or to use the same or permit the same to be used for any purpose or to rebuild or alter or permit to be rebuilt or altered any adjoining or neighbouring building now or hereafter belonging to the Landlord or the Superior Landlord (and any superior lessors) notwithstanding any interference thereby occasioned to the access of light or air to the Property but not so as to affect to an unreasonable extent the use of the Property for the purpose of the business of the Tenant as hereafter specified.

5.	The right in common with the Tenant and all other persons from time to time entitled to pass and repass over the entrance hall and all staircases, passageways and landing and to use all lifts in the Property for the purpose of access to or egress from the remainder of the Building.

SCHEDULE 4

DOCUMENTS

1.	Licence dated 16 May 1881 made between Conservators of River Thames (1) and Fishmongers Company (2)

2.	Licence dated 31 January 1899 made between London County Council (1) and Fishmongers Company (2)

3.	Agreement dated 9 July 1915 made between Fishmongers Company & Ors (1) and Navigation Properties Co. Ltd (2)

4.	Licence dated 31 December 1915 made between London County Council (1) and Fishmongers Company (2)

5.	Agreement and Indemnity dated 31 December 1915 made between City of London Electric Lighting Co. Ltd. And Anor. (1) and Fishmongers Company (2)

6.	Agreement dated 28 December 1926 made between Armourers & Brasiers Company (1), Brooks Wharf and Bull Wharf Ltd. (2), Fishmongers Company (3), City of London Electric Lighting Company Ltd. (4) and Wm. H. Muller & Co. (London) Ltd. (5)

7.	Lease dated 25 July 1957 made between Fishmongers Company (1) and W.H. Muller & Co. (London) Limited (2)

8.	Deed as to light and air dated 19 May 1966 made between Corporation of London (1), Tower Hill Property Co. Ltd (2), Fishmongers Company (3), Wm. H. Muller & Co. (London) Ltd (4) and Props. of Hays Wharf Ltd. & Ors. (5)

9.	Sublease dated 17 December 1972 made between Cressdene (Lime Street) Ltd (1) and London Electricity Board (2)

SCHEDULE 5

SERVICES

PART 1

SERVICES PROVIDED FOR SUGAR QUAY TENANT ONLY

Number	Service

1. Electricity supply and management

1.1	Maintenance and management of mains power supplies to the building subject to a maximum of approximately 2300kVA. Such power shall be allocated to meet Man Group plc, Tate & Lyle and Man Financial Limited requirements on a fair and equitable basis having regard to current practices and the use of chilled water cabinets.

1.2	Maintenance and management of electrical infrastructure and distribution equipment within the building up to the point of the last distribution board or socket.

1.3	Maintenance and management of Combined Heat and Power (“CHP”) installation, including the power heat and chilled water supplies and all associated infrastructure and plant from it and using all reasonable endeavours to maintain the gas supplies to the CHP from the public supply.

1.4	Maintenance and management of generator backup to cover critical and essential electrical services in the event of power outages up to a building maximum of 980kW on G1 and 1540kW on G2 including use of all reasonable endeavours to maintain fuel supplies. Such power shall be allocated to meet Man Group plc, Tate & Lyle and Man Financial Limited requirements on a fair and equitable basis having regard to current practices and the use of chilled water cabinets.

1.5	Use of all reasonable endeavours promptly to restore power to the building in the event of faults or external power outage.

1.6	Management of local switchboard equipment, isolators and floor boxes including connections within the Tenant’s computer equipment and UPS rooms and from switchboard or floor boxes in the Tenant’s areas.

1.7	Conducting periodic testing of electrical systems and appliances and being responsible for all modifications of and adaptations to the electrical systems and appliances.

1.8	Maintenance and management of UPS equipment.

2. Other Utilities

2.1	Maintenance and management of the provision of gas supplies to the building, subject to the limitations of the capacities of, and, where applicable, service level agreements entered into with, the public suppliers.

Number	Service

2.2	Maintenance and management of the provision of water supplies, drainage and sewerage services to the building subject to the limitations of the capacities of, and, where applicable, service level agreements entered into with, the public suppliers.

3. Mechanical, Electrical, Plumbing and General Maintenance

3.1	Maintenance and management of all mechanical, electrical and plumbing services infrastructure.

3.2	Maintenance and management of specialist computer equipment room and UPS room infrastructure (eg: air conditioning).

3.3	Provision of general handyman service to assist with small tasks, office moves, etc.

3.4	Periodic monitoring of the items set out in 3.1 and 3.2 above and implementation of appropriate notification procedures.

4. Security

4.1	Provision and management of manned security guarding for 24 hours a day, seven days a week.

4.2	Maintenance and management of CCTV, access control, perimeter intruder protection and general security equipment and systems.

4.3	Provision, equipment maintenance and manning of a building security control room.

4.4	Subject to properly authorised written notification of joiners and leavers from an authorised person, maintenance and updating of database, supply, issue, cancellation, reclamation and replacement (as appropriate) of building security system security access cards.

4.5	Compliance with regulatory requirements related to security as advised from time to time by Man Financial Limited and agreed between the parties acting reasonably.

5. Housekeeping

5.1	Cleaning of all common areas and the Tenant’s areas to a professional standard.

5.2	Removal of office waste and recycling to disposal point in accordance with appropriate regulations.

5.3	Provision of responsive service during core hours (from 0800 to 1700 Monday to Friday).

5.4	Provision of waste disposal and recycling services.

Number	Service

6. Environment, Health and Safety Management

6.1	Management, implementation and maintenance of all environmental health and safety procedures and polices in line with government legislation, Man Group plc policies and procedures and best practice.

6.2	Maintenance and management of an effective and legally compliant fire detection and alarm system.

6.3	Maintenance and management of an effective PA system.

6.4	Exclusive provision of all environmental, health and safety related training as appropriate, including but not limited to fire warden and first aid training.

7. Emergency Procedures Management

7.1	Ensuring all emergency procedures are compliant with legislation, Man Group plc policies and best practice, and are effectively managed and communicated to all staff.

7.2	Ensuring all necessary and appropriate fire fighting equipment is maintained and correctly positioned.

7.3	Carrying out necessary and regular evacuation practices as required by legislation.

7.4	Provision and maintenance of other emergency equipment that may be required.

7.5	Provision of general emergency and incident management coordination.

7.6	Provision of a building incident management room.

8. Refurbishments, Layout Changes, Office Moves and Other Building Infrastructure Related Works

8.1	Advising upon and acting as approving authority (including obtaining Superior Landlord and planning/building control approval where appropriate), for all refurbishments, layout changes or other works within the Tenant’s demise that affect or may affect the building infrastructure.

8.2	Overseeing (if not appointed to manage) and ensuring that all projects of the kind referred to in 8.1 above comply with Man Group plc policies and procedures as well as meeting legal, Superior Landlord and freeholder requirements and having no adverse impact on the operation of the building infrastructure.

9. Car Parking

9.1	Provision of car parking spaces where available, to be allocated between Man Group Plc and the Tenant in approximate proportion to areas occupied within Sugar Quay, to be reallocated on a reduced scale post CHP works completion.

PART 2

SERVICES PROVIDED TO TENANT AT SUGAR QUAY, CENTENNIUM HOUSE, 10 LOWER THAMES STREET AND (WHERE SPECIFIED AND WHERE APPROPRIATE TO THE EXTENT PRACTICABLE POST INVOCATION) KING’S HILL

1. Property Management

1.1	Management and monitoring of leases, rates, service charges and extra space requirements in all Man Group properties (including King’s Hill) and 10 Lower Thames Street to the extent agreed with the Tenant.

1.2	Representing Man Group plc group’s property interests locally and conducting all discussions with superior landlord (including King’s Hill) but excluding 10 Lower Thames Street.

2. Postroom

2.1	Management and control of the receipt into and dispatch from Sugar Quay and/or Centennium House post rooms of post, courier packages and other goods, including x-ray and other screening (including King’s Hill when disaster recovery invoked).

2.2	Management and control of the internal distribution within and between Sugar Quay, Centennium House and 10 Lower Thames Street including, to the extent required, collection of post, internal mail, courier packages, parcels, newspapers, water, milk, soft drinks, tea, coffee etc as appropriate (including King’s Hill when disaster recovery invoked).

2.3	Franking all outgoing post.

2.4	Managing procurement and supply of letterheads and business cards as requested (including King’s Hill when disaster recovery invoked).

2.5	Collection and shredding of confidential papers from special bins weekly (including King’s Hill when disaster recovery invoked).

2.6	Assisting in the production of overnight reports as required (including King’s Hill when disaster recovery invoked).

2.7	Carrying out ‘envelope stuffing’ of statements as required (including King’s Hill when disaster recovery invoked).

2.8	Provision of walker services to banks, businesses, houses, embassies etc for local deliveries and collections (including King’s Hill when disaster recovery invoked).

2.9	Co-ordinating with 3rd party taxi and courier service implant if provided.

3. Print room

3.1	Provision of high volume black and white and colour printing and binding service as required (including King’s Hill when disaster recovery invoked).

4. Catering

4.1	Provision of Sugar Quay staff restaurant providing nutritious, high quality breakfast, lunch and sandwiches, including vegetarian options. (Excluding Kings Hill).

4.2	Provision of daytime coffee bar service at Sugar Quay restaurant and the Forum in Centennium House .(Excluding Kings Hill).

4.3	Provision of nutritious, high quality in meeting room catering service including vegetarian options to order and if required by the Tenant. (Excluding Kings Hill).

4.4	Provision of daytime basket service if required by the Tenant. (Excluding Kings Hill).

4.5	Provision, servicing and maintenance of supply of any on floor kitchen or vending facilities required by the Tenant. (Excluding Kings Hill).

4.6	Provision of drinks bar service at Sugar Quay and possibly in the Forum at Centennium House on specified evenings and for special events. (Excluding Kings Hill).

5. Executive Dining Rooms

5.1	Provision of executive dining rooms in Sugar Quay providing lunches, dinners, buffets or barbeques for pre-booked events, subject to a lunchtime maximum of twenty two covers with priority for members of Man Group plc’s board.

6. Chauffeurs

6.1	Provision of executive chauffeur service, booked through Man Group Directorate, subject to absolute priority being given to Man Group plc’s chairman, deputy chairman, chief executive and other board members.

7. Jetty

7.1	Provision of access to Sugar Quay Jetty in accordance with the Jetty Rules. General access to be provided at lunchtimes and evenings when the Jetty is open. Bookings for private events to be permitted and made through Man Group Administration Department.

8. Van Courier service

8.1	Provision of a daily service from King’s Hill to Sugar Quay and return Sugar Quay to King’s Hill.

9. Switchboard and reception services

9.1	Provision of main reception services at Sugar Quay and possibly at Centennium House in future, and administration of London visitor pass system (Limited reception service provided at King’s Hill when disaster recovery invoked).

9.2	Provision of switchboard services for the main Man Financial Limited UK phone numbers and forwarding calls to UK offices (including King’s Hill when disaster recovery invoked). (See also Telecom SLA.)

10. Offsite Store

10.1	Provision of offsite commercial storage near to Sugar Quay building.

11. Procurement Service

11.1	Provision of procurement services to the extent requested by the Tenant in accordance with the Landlord’s procurement, corporate responsibility and other similar and appropriate policies.

12. Building Help Desk Service

12.1	Provision of a Building Help Desk service covering London buildings to provide a central link to Building Management support (including King’s Hill and 10 Lower Thames Street).

13. Courier and Taxi Service

13.1	Provision of outgoing courier facilities.

13.2	Provision of private taxi and limousine service where available.

14. Security

14.1	Maintenance and management of CCTV, access control, intruder protection and general security equipment and systems as appropriate and required within the Man Financial Limited demise.

14.2	Subject to properly authorised written notification of joiners and leavers from an authorised person, maintenance and updating of database, supply, issue, cancellation, reclamation and replacement (as appropriate) of Sugar Quay building security system security access cards. Service provided from Sugar Quay and extended to 10 Lower Thames Street as requested by Man Financial Limited.

14.3	To comply with security related regulatory requirements as advised by Man Financial Limited and agreed between the parties acting reasonably from time to time.

PART 3

ADDITIONAL SERVICE PROVIDED TO TENANT AT 10 LOWER THAMES STREET (TO BE PROVIDED BY MAN GROUP PLC TO ASSIST MAN FINANCIAL LIMITED DURING A TRANSITIONAL PERIOD PENDING THE ESTABLISHMENT OF ITS OWN FACILITIES MANAGEMENT CAPABILITY)

1. Mechanical and Electrical Services

1.1	Provision of Facilities Management support and advice to the extent requested and agreed in the provision of Mechanical and Electrical services within Man Financial Limited demised area and in obtaining M&E services from the 10 Lower Thames Street Landlord to the extent provided for under the lease.

2. Housekeeping

2.1	Provision of Facilities Management support and advice to the extent requested and agreed in the provision of Housekeeping services within Man Financial Limited demised area and in obtaining Housekeeeping service from the 10 Lower Thames Street Landlord to the extent provided for under the lease.

3. Security

3.1	Provision of Facilities Management support and advice to the extent requested and agreed in the provision of Security services within Man Financial Limited demised areas and in obtaining Security services from the 10 Lower Thames Street Landlord to the extent provided for under the lease.